EXHIBIT 23.2

CONSENT OF COUNSEL

We hereby consent to the use of our name wheresoever set forth in this registration statement (S-8) and also to the use of our opinion letter dated November 2, 2006, which is included in this registration statement (S-8).

Dated:	Mineola, New York
November 2, 2006

/s/ Meltzer, Lippe, Goldstein & Breitstone, LLP
Meltzer, Lippe, Goldstein & Breitstone, LLP